OMI Completes First Phase of Acquisition
Wednesday, June 17, 1998 01:28 PM

NEW YORK--(BUSINESS WIRE)--June 17, 1998--OMI Corp. (OMM:NYSE) announced today that it has completed the first phase of the previously announced acquisition of Marine Transport Lines Inc. (MTL) and has notified the New York Stock Exchange that all preconditions to the distribution of OMI's foreign shipping business have been met.

OMI said that holders of record at the close of business on June 16, 1998 would participate in the distribution. The second phase of the acquisition of MTL will become effective at 12:01 a.m. on June 18, 1998 and regular way trading in OMI Corporation (OMM), successor to OMI's foreign business, will begin June 18, 1998.

OMI's domestic business, combined with the operations of MTL and renamed Marine Transport Corporation, will be separately traded on the Nasdaq National Market under the symbol MTLX beginning June 18, 1998 on the basis of one for ten reverse stock split approved by stockholders earlier this week. Holders of record at the opening of business on June 18, will participate in the reverse split which applies only to the stock of the renamed Marine Transport Corporation.

OMI Corporation is a major international bulk shipping company. Its operating fleet currently comprises 27 vessels (one of which is being held for sale), aggregating approximately 2.6 million dwt. The Company also has on order from a shipyard four Suezmax tankers aggregating approximately 630,000 dwt (and has options for two more) and two product carriers aggregating 70,000 dwt.

Contact:      OMI Corp.
              Fredric London
              (212) 297-2160